Exhibit 99.D15

INVESTMENT SUB-ADVISORY AGREEMENT

THE TIMOTHY PLAN

THIS AGREEMENT is made and entered into as of the 13th day of September, 2005, by and between The Timothy Plan, a Delaware business trust (the “Trust”), Timothy Partners, Ltd., a Florida Limited Partnership (the “Manager”), and Rittenhouse Financial Services, Inc., a Delaware corporation and a registered investment adviser (the “Sub-Adviser”).

WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the “Act”) and authorized to issue an indefinite number of series of shares representing interests in separate investment portfolios; and

WHEREAS, the Trust presently issues shares of the following Funds:

The Timothy Plan Aggressive Growth Fund

The Timothy Plan Small-Cap Value Fund (formerly the Timothy Plan)

The Timothy Plan Large/Mid-Cap Value Fund

The Timothy Plan Large/Mid-Cap Growth Fund

The Timothy Plan Fixed-Income Fund

The Timothy Plan Money Market Fund

The Timothy Plan Strategic Growth Portfolio

The Timothy Plan Conservative Growth Portfolio

The Timothy Plan Patriot Fund

The Timothy Plan Small-Cap Variable Series (formerly the Timothy Plan Variable Series)

The Timothy Plan Conservative Growth Portfolio Variable Fund

The Timothy Plan Strategic Growth Portfolio Variable Fund; (each a “Fund” and together the “Funds”) and

WHEREAS, Manager is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, the Fund has engaged Manager to provide investment management services to the Funds listed above; and

WHEREAS, Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, and engages in the business of asset management; and

WHEREAS, Manager desires to retain Sub-Adviser to render certain investment management services to the Timothy Plan Large/Mid-Cap Growth Fund (the “Portfolio”), and Investment Manager is willing to render such services; and

WHEREAS, the Trust consents to the engagement of Sub-Adviser by Manager.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Appointment. Manager, with the express consent of the Trust, hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Portfolio for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.	Additional Portfolios. In the event that the Fund establishes one or more additional portfolios other than the Portfolio with respect to which the Manager desires to engage the Sub-Adviser to render investment advisory services hereunder, the Manager shall notify the Sub-Adviser of such desire. If the Sub-Adviser is willing to render such services, it shall notify the Manager in writing whereupon such portfolio or portfolios shall become a Portfolio hereunder.

3.

Services to be Performed. Subject always to the supervision of Trust’s Board of Trustees and the Manager, Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the Portfolio, all on behalf of the Portfolio. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund (as set forth in Section 7, below), and will monitor the Portfolio’s investments, and will comply with the provisions of Fund’s Declaration of Trust and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Portfolio. Manager will provide Sub-Adviser with current copies of the Fund’s

Declaration of Trust, By-laws, prospectus and any amendments thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser’s performance under this Agreement. Sub-Adviser and Manager will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of the Portfolio and to consult with each other regarding the investment affairs of the Portfolio. Sub-Adviser will report to the Board of Trustees and to Manager with respect to the implementation of such program.

Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio, and is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of the Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or the Portfolio, or be in breach of any obligation owing to the Fund or the Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. In addition, if in the judgment of the Sub-Adviser, the Portfolio would be benefited by supplemental services, the Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions which another broker or dealer may charge for the same transaction, provided that the Sub-Adviser determined in good faith that the commission or spread paid was reasonable in relation to the services provided. The Sub-Adviser will properly communicate to the officers and trustees of the Fund such information relating to transactions for any Portfolio as they may reasonably request. In no instance will portfolio securities be purchased from or sold to the Manager, Sub-Adviser or any affiliated person of either the Fund, Manager, or Sub-Adviser, except as may be permitted under the 1940 Act;

Sub-Adviser further agrees that it:

(a)	will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)	will conform to all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

(c)	will report regularly to Manager and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with representatives of Manager and the Board of Trustees on a regular basis at reasonable times the management of the Portfolios, including, without limitation, review of the general investment strategies of the Portfolio, the performance of the Portfolio in relation to standard industry indices and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Manager; and

(d)	will prepare such books and records with respect to the Portfolio’s securities transactions as requested by the Manager and will furnish Manager and Fund’s Board of Trustees such periodic and special reports as the Board or Manager may reasonably request.

4.	Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any) purchased for the Fund.

5.	Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay the Sub-Adviser, and the Sub- Adviser agrees to accept as full compensation therefor, a portfolio management fee based on daily net assets at the annual rate as set forth below:

Daily Net Assets	Rate of Fee
For the first $50 million	.35 of 1%
For assets over $50 million	.25 of 1%

The management fee shall accrue on each calendar day, and shall be payable monthly on the first business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of the Fund, determined in the manner established by the Board of Trustees, as of the close of business on the last preceding business day on which the Fund’s net asset value was determined.

6.	Services to Others. Manager understands, and has advised Fund’s Board of Trustees, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies, provided that whenever the Portfolio and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub- Adviser to be equitable to each. Manager recognizes, and has advised Fund’s Board of Trustees, that in some cases this procedure may adversely affect the size of the position that the Portfolio may obtain in a particular security. It is further agreed that, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other accounts, it may, to the extent permitted by applicable law, but will not be obligated to, aggregate the securities to be so sold or purchased for the Portfolio with those to be sold or purchased for other accounts in order to obtain favorable execution and lower brokerage commissions. In addition, Manager understands, and has advised Fund’s Board of Trustees, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full attention to such service and nothing contained in this Agreement will be deemed to limit or restrict the right of Sub-Adviser or any of its affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. It is also agreed that the Sub-Adviser may use any supplemental research obtained for the benefit of the Fund in providing investment advice to its other investment advisory accounts or for managing its own accounts.

7.	Limitation of Liability. Manager will not take any action against Sub- Adviser to hold Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of Sub- Adviser’s duties under this Agreement, except for a loss resulting from Sub- Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

8.	Term; Termination; Amendment. This Agreement shall become effective with respect to the Portfolio on the date first written above, provided that it has been approved by a vote of a majority of the outstanding voting securities of the Portfolio in accordance with the requirements of the 1940 Act, and shall remain in full force until March 31, 2006 unless sooner terminated as hereinafter provided. This Agreement shall continue in force from year to year thereafter with respect to the Portfolio, but only as long as such continuance is specifically approved for the Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Portfolio, the Sub-Adviser may continue to serve in such capacity for such Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Manager on sixty (60) days’ written notice to the Sub-Adviser. This Agreement may also be terminated by the Fund with respect to a Portfolio by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Portfolio on sixty (60) days’ written notice to the Sub- Adviser by the Fund.

This Agreement may be terminated with respect to a Portfolio at any time without the payment of any penalty by the Manager, the Board of Trustees or by vote of a majority of the outstanding voting securities of such Portfolio in the event that it shall have been established by a court of competent jurisdiction that the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action which results in a breach of the covenants of the Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 5 earned prior to such termination. This Agreement shall automatically terminate in the event the Investment Management Agreement between the Manager and the Fund is terminated, assigned or not renewed.

9.	Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

10.	Limitations on Liability. All parties hereto are expressly put on notice of the Fund’s Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of Massachusetts, and the limitation of shareholder and trustee liability contained therein. The obligations of the Fund entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the subject Portfolio, for the enforcement of any claims.

11.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

12.	Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 11 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

IN WITNESS WHEREOF, the Fund, Manager and the Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

The Timothy Plan	Timothy Partners, Ltd.	Rittenhouse Financial Services, Inc.
_________________	______________________	_______________________________
Arthur D. Ally	Covenant Funds, Inc.	By: ________________________
President	Managing General	Its: ________________________
Partner, Arthur D.
Ally, President